EXHIBIT 3.7

OXYSURE SYSTEMS, INC.

Second Amended Certificate of Designations

Series A Convertible Preferred Stock

Par Value $0.0005 per share

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Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

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The undersigned, Julian Ross, Chief Executive Officer of OxySure Systems, Inc., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY that the following is a true and correct copy of a resolution duly adopted by unanimous written consent of the Board of Directors of the Corporation on March 22, 2006, and that the resolution has not been rescinded or amended and is in full force and effect as of the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) by the provisions of the Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), there hereby is created, out of the five million (5,000,000) shares of Preferred Stock, par value $0.0005 per share, of the Corporation authorized in Article IV of the Certificate of Incorporation (“Preferred Stock”), a series of Preferred Stock of the Corporation consisting of 3,143,237 shares, having the following powers, designations, preferences and relative participating, optional and other rights, and the following qualifications, limitations and restrictions:

1.           Designation; Number of Shares; Par Value.  The shares of such series will be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred”).  The number of shares of Series A Preferred will be limited to 3,143,237.  The original issue price of the Series A Preferred is $1.00 per share (the “Original Issue Price”).

2.           Rank.  The Series A Preferred will rank, with respect to rights on Liquidation (as defined in Section 4(c)), (a) senior to the common stock, par value $0.0004 per share, of the Corporation (the “Common Stock”) and each other class of capital stock or series of Preferred Stock established after the date of this Certificate of Designations that does not expressly provide that it ranks senior to or on parity with the Series A Preferred as to rights on Liquidation (collectively referred to as “Junior Securities”), (b) on a parity with each other class of capital stock or series of Preferred Stock established after the date of this Certificate of Designations that expressly provides that such series will rank on a parity with the Series A Preferred as to rights on Liquidation (collectively referred to as “Parity Securities”) and (c) junior to each other class of capital stock or series of Preferred Stock established after the date of this Certificate of Designations that expressly provides that such series will rank senior to the Series A Preferred as to rights on Liquidation (collectively referred to as “Senior Securities”).

3.           Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends quarterly in arrears in the amount of one cent ($.01) per share, which shall be non-cumulative.  The dividends payable hereunder shall be payable in cash quarterly on the last day of March, June, September and December with respect to the preceding quarter (“Dividend Payment Dates”), on a pro rata basis, if applicable; provided, however, no such dividend shall be earned or payable except out of funds legally available therefor.  All dividends as aforesaid shall be payable to the holders of Series A Preferred Stock of record on the Dividend Payment Date in question.

“Distribution” in this Section 3 means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the corporation) or the purchase or redemption of shares of the corporation for cash or property.  The time of any distribution by way of dividend shall be the date of declaration thereof and the time of any distribution by purchase or redemption of shares shall be the day on which cash or property is transferred by the corporation, whether or not pursuant to a contract of an earlier date; provided that where a negotiable debt security is issued in exchange for shares, the time of the distribution is the date when the corporation acquires the shares in such exchange.

The Corporation may not declare, pay or set aside for payment any dividend or distribution (whether in cash, securities or other property) on shares of Common Stock or other Junior Securities (other than dividends on Common Stock payable solely in additional shares of Common Stock or rights to acquire shares of Common Stock), unless such dividend or distribution is also paid or made on the Series A Preferred as though such shares of Series A Preferred had been converted into shares of Common Stock in accordance with Section 5 at the record date for the determination of stockholders entitled to such dividends, assuming for this purpose only that shares of Series A Preferred are convertible into fractional shares of Common Stock.

4.           Liquidation Preference.  Upon the occurrence of a Liquidation, distributions to the holders of Series A Preferred will be made in the following manner:

(a)           Priority of Distributions to Series A Preferred on Liquidation.  After payment or provision for payment of the Corporation’s debts and other liabilities and any payments and distributions payable to the holders of any Senior Securities has been made, the holders of Series A Preferred then outstanding will be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Corporation to the holders of shares of Common Stock or other Junior Securities by reason of their ownership of such stock, an amount equal to the Series A Liquidation Preference (as defined in Section 4(c)).  If, upon any Liquidation, the assets and surplus funds of the Corporation are insufficient to make payment in full of the Series A Liquidation Preference and any payments and distributions payable to the holders of any Parity Securities, then such assets and funds will be distributed ratably among the holders of Series A Preferred and the holders of Parity Securities then outstanding in proportion to the full amounts to which they would otherwise be entitled.

(b)           Valuation of Non-Cash Assets.  If any of the assets distributed by the Corporation upon a Liquidation is other than cash, its value will be deemed to be its fair market value determined as follows:

(i)           Securities not subject to restrictions on free marketability will be valued as follows: (A) if traded on a securities exchange or through the Nasdaq National Market, the value will be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending on the business day immediately prior to date of the Liquidation; (B) if actively traded over-the-counter, the value will be deemed to be the average of the closing sale price, or, if there is no sale on a particular date, the closing bid price, over the thirty (30) day period ending on the business day immediately prior to date of the Liquidation; and (C) if there is no active public market, the value will be the fair market value thereof, as determined in good faith by the Board.

(ii)           Securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) will be valued in such a manner as to make an appropriate discount from the market value determined pursuant to Section 4(b)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(iii)           Any other asset will be valued at its fair market value as determined in good faith by the Board.

(c)           Certain Definitions.

(i)           “Liquidation” means the occurrence of any one of the following events:  (A) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (other than a liquidation, dissolution or winding up effected for the purpose of reincorporating the Corporation in another jurisdiction wherein the rights of the Series A Preferred are not adversely affected) or (B) at the election of the holders of a majority of the shares of Series A Preferred then outstanding, (i) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation (other than a transfer by pledge or mortgage to a bona fide lender) or (ii) the merger or consolidation of the Corporation with or into any other entity, or the consummation of any other transaction or series of related transactions by the stockholders of the Corporation, that results in the stockholders of the Corporation immediately prior to such merger, consolidation, transaction or series of related transactions owning less than a majority of the voting securities of the Corporation (or the surviving entity in any such merger or consolidation) immediately following such merger, consolidation, transaction or series of related transactions.

(ii)           “Series A Liquidation Preference” means, for each share of Series A Preferred, 100% of the Original Issue Price (as adjusted for any stock splits, stock dividends, recapitalizations or the like affecting the Series A Preferred).

5.           Conversion Rights.  The holders of shares of Series A Preferred will have conversion rights as follows:

(a)           Optional Conversion of Series A Preferred.  Each share of Series A Preferred will be convertible at any time, at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock.  Any holder of Series A Preferred may exercise the conversion rights pursuant to this Section 5(a) as to all of such holder’s shares of Series A Preferred, or any portion thereof, by delivering to the Corporation during regular business hours, at the Corporation’s principal office or at the office of any transfer agent of the Corporation for such Series A Preferred, as the case may be, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares of Series A Preferred to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares.

(b)           Automatic Conversion of Series A Preferred.  All shares of Series A Preferred will automatically convert into fully paid and nonassessable shares of Common Stock upon the closing of the sale of Common Stock, in a firm-commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), and lead managed by an underwriter approved by the Board, at a public offering price of at least $5.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like affecting the Common Stock) resulting in gross proceeds to the Corporation of at least $ 3,000,000 (net of underwriting commissions and expenses).

(c)           Conversion Rate.  The number of shares of Common Stock into which each share of Series A Preferred will be converted pursuant to this Section 5 will be determined by dividing the Original Issue Price by $0.82 (the “Initial Conversion Price”) such that each share of Series A Preferred will be convertible into (1.22) shares of Common Stock, subject to adjustment as provided in Section 6.

(d)           Conversion Date.  Conversion will be deemed to be effective on the date when all required deliveries for option conversion set forth in Section 5(a) have been made or the conditions for automatic conversion set forth in Section 5(b) have been satisfied, and such date is referred to herein as the “Conversion Date.”  As promptly as practicable after the Conversion Date, the Corporation will issue and deliver to the holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest as provided in Section 5(e).  The holder will be deemed to have become a stockholder of record of Common Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event the holder will be deemed to have become a stockholder of record of Common Stock on the next succeeding date on which the transfer books are open, but the Conversion Price will be that in effect on the Conversion Date.  Upon conversion of only a portion of the number of shares of Series A Preferred represented by a certificate surrendered for conversion, the Corporation will issue and deliver to the holder a new certificate for the number of shares of Series A Preferred represented by the unconverted portion of the certificate surrendered.

(e)           Fractional Shares.  No fractional shares of Common Stock will be issued upon conversion of shares of Series A Preferred.  Instead of issuing any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Preferred, the Corporation will pay a cash amount in respect of such fractional interest equal to the fair market value of such fractional interest as determined in good faith by the Board.  If the shares of Series A Preferred being converted by a holder at one time are represented by more than one certificate surrendered for conversion, the number of whole shares of Common Stock issuable upon such conversion will be computed on the basis of the aggregate number of shares of Series A Preferred to be converted and represented by all such surrendered certificates.

(f)           Taxes.  The holder of the Series A Convertible Preferred Stock is responsible for any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred pursuant hereto.  In addition, the Corporation will not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

(g)           Reservation of Shares.  The Corporation will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred, the full number of shares of Common Stock issuable upon the conversion of all shares of Series A Preferred from time to time outstanding.  The Corporation will from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued will not be sufficient to permit the conversion of all of the shares of Series A Preferred at the time outstanding.

(h)           No Reissuance of Shares.  All certificates of Series A Preferred surrendered for conversion will be appropriately canceled on the books of the Corporation, and the shares so converted will not thereafter be issuable by the Corporation.

6.           Adjustment of the Conversion Price.  The Conversion Price in effect from time to time will be subject to adjustment from time to time as follows:

(a)           Stock Dividends, Stock Splits or Combinations.  If the Corporation, at any time after the effective date of this Certificate of Designations (the “Effective Date”), subdivides the outstanding shares of Common Stock, or issues a dividend on its outstanding Common Stock in shares of Common Stock or securities exchangeable or convertible into shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend will be proportionately decreased, and in case the Corporation at any time combines the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination will be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

(b)           Other Distributions.  If the Corporation, at any time after the Effective Date, declares a distribution on its outstanding Common Stock payable in securities (other than shares of Common Stock or securities exchangeable or convertible into shares of Common Stock), evidences of indebtedness issued by the Corporation or other persons or other assets (other than cash dividends), then, in each such case, the holders of Series A Preferred will be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(c)           Reorganization or Reclassification.  Upon the effectiveness of any capital reorganization (other than a subdivision or combination of outstanding shares of Common Stock or a Liquidation) or any reclassification of the capital stock of the Corporation, each share of Series A Preferred will thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Preferred would have been entitled upon such reorganization or reclassification; and, in any such case, appropriate adjustment (as determined in good faith by the Board) will be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) will thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter deliverable upon the conversion of the Series A Preferred.

(d)           Discount Sale of Common Stock.  The Conversion Price will be adjusted in accordance with this Section 6(d) in the event that the Corporation consummates any Discount Sale of Common Stock (as defined in Section 6(d)(vii)).  The provisions of this Section 6(d) will similarly apply to successive Discount Sales of Common Stock.

(i)           Weighted Average.  Upon the consummation of any Discount Sale of Common Stock, the Conversion Price theretofore in effect will become the greater of the Minimum Conversion Price or the price, calculated to the nearest cent, obtained by dividing:

(A)           an amount equal to the sum of (1) the then-existing Conversion Price multiplied by the number of shares of Common Stock outstanding immediately prior to such Discount Sale of Common Stock (assuming the full exercise of all options, rights and warrants then exercisable for Equity Securities and the full conversion or exchange of all Equity Securities that are then convertible or exchangeable for Common Stock, including all shares of the Series A Preferred, at the rate of conversion or exchange then in effect) and (2) an amount equal to the aggregate consideration received by the Corporation upon such Discount Sale of Common Stock;

by

(B)           the number of shares of Common Stock outstanding immediately after such Discount Sale of Common Stock (assuming the full exercise of all options, rights and warrants then exercisable for Equity Securities and the full conversion or exchange of all Equity Securities that are then convertible or exchangeable for Common Stock, including all shares of the Series A Preferred, at the rate of conversion or exchange then in effect).

(ii)           Valuation of Consideration.  In the case of a Discount Sale of Common Stock for cash, the “aggregate consideration received” by the Corporation therefor will be deemed to be the amount of cash received before deducting therefrom any commissions or expenses paid by the Corporation.  In case of a Discount Sale of Common Stock for consideration other than cash, or consideration partly other than cash, the value of the “aggregate consideration received” other than cash received by the Corporation for such shares will be the fair market value of such property received by the Corporation as determined in accordance with Section 4(b).

(iii)           Issuance of Options to Purchase Common Stock.  If the Corporation issues any options, rights or warrants to subscribe for or purchase shares of Common Stock, all shares of Common Stock issuable upon the exercise of such options, rights or warrants will be deemed issued as of the date such options, rights or warrants are issued, and the amount of the “aggregate consideration received” by the Corporation for such deemed issuance of Common Stock will be deemed to be the total of (A) the amount of consideration received by the Corporation, if any, upon the issuance of such options, rights or warrants, plus (B) the minimum aggregate consideration, if any, other than the surrender of such options, rights or warrants, to be received by the Corporation upon the exercise of such options, rights or warrants for shares of Common Stock.

(iv)           Issuance of Convertible Securities.  If the Corporation issues any obligations or shares of stock that are, or may be under specified circumstances, convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares will be deemed issued as of the date such obligations or shares are issued, and the amount of the “aggregate consideration received” by the Corporation for such deemed issuance of Common Stock will be deemed to be the total of (A) the amount of consideration received by the Corporation, if any, upon the issuance of such obligations or shares, plus (B) the minimum aggregate consideration, if any, other than the surrender of such obligations or shares, to be received by the Corporation upon such conversion or exchange for shares of Common Stock.

(v)           Issuance of Options to Purchase Convertible Securities.  If the Corporation issues any options, rights or warrants to subscribe for or purchase any obligations or shares of stock that are, or may be under specified circumstances, convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the exercise of such options, rights or warrants for such obligations or shares and the concurrent conversion or exchange or such obligations or shares for shares of Common Stock will be deemed issued as of the date such options, rights or warrants are issued, and the amount of the “aggregate consideration received” by the Corporation for such deemed issuance of Common Stock will be deemed to be the total of (A) the amount of consideration received by the Corporation, if any, upon the issuance of such options, rights or warrants, plus (B) the minimum aggregate consideration, if any, other than the surrender of such options, rights or warrants, to be received by the Corporation upon the exercise of such options, rights or warrants for such obligations or shares, plus (C) the minimum aggregate consideration, if any, other than the surrender of such obligations or shares, to be received by the Corporation upon such conversion or exchange of such obligations or shares for shares of Common Stock.

(vi)           Recalculation Upon Expiration of Options.  On the expiration of any options, rights or warrants referred to in Section 6(d)(iii) or Section 6(d)(v) or the termination of any right of conversion or exchange referred to in Section 6(d)(iv) or Section 6(d)(v) or upon any change in the number of shares of Common Stock deliverable or actually delivered upon the exercise of such options, rights or warrants or upon the conversion of or exchange of such convertible or exchangeable securities, the Conversion Price then in effect will forthwith be readjusted to the Conversion Price that would have been obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such options, rights or warrants or upon the conversion or exchange of such securities.  No readjustment pursuant to this Section 6(d)(vi) will have the effect of increasing the Conversion Price to an amount that exceeds the lower of (A) the Conversion Price on the original adjustment date or (B) the Conversion Price that would have resulted from other Discount Sales of Common Stock occurring between the Effective Date and such adjustment date; provided, however, that nothing in this Section 6(d)(vi) will limit the application of Section 6(a) under the circumstances described therein.

(vii)           Certain Definitions.

(A)           “Discount Sale of Common Stock” means any issuance, other than an Exempt Issuance (as defined below), by the Corporation of any Equity Security after the First Issue Date for consideration per share of Common Stock, or per share of Common Stock into which such Equity Security is exercisable and/or convertible, that is less than the Conversion Price in effect immediately prior to the effective time of such issuance or sale.

(B)           “Equity Security” means (1) Common Stock, (2) any right or option to purchase Common Stock, (3) any obligation or security convertible into or exchangeable for Common Stock and (4) any right or option to purchase any obligation or security convertible into or exchangeable for Common Stock.

(C)           “Exempt Issuance” means any issuance of Equity Securities (1) pursuant to any employee benefit plan of the Corporation in effect on the First Issue Date; (2) to officers, directors, employees or consultants of the Corporation pursuant to the grant or exercise of options that are granted pursuant to any employee benefit plan approved by the shareholders of the Corporation after the First Issue Date; (3) upon the conversion, exchange or exercise of any right, option, obligation or security outstanding on the First Issue Date, provided that the terms of any such right, option, obligation or security are not amended or otherwise altered on or after the First Issue Date; (4) in connection with the sale and issuance of shares of Series A Preferred, shares of Series B Preferred, shares of Series C Preferred, and Senior Convertible Notes on the First Issue Date (including (a) the issuance of options or warrants to the initial purchasers of Series A Preferred, Series B Preferred, Series C Preferred, and Senior Convertible Notes and (b) the conversion, redemption, exchange or exercise of such Series A Preferred, Series B Preferred, Shares of Series C Preferred, Senior Convertible Notes, options and warrants in accordance with their respective terms), provided that the terms of any such securities are not amended or otherwise altered on or after the First Issue Date; (5) in connection with any stock dividend, stock subdivision, reorganization or recapitalization described in Section 6(a) or Section 6(c); (6) (a) to suppliers, customers or strategic partners of the Corporation in connection with a commercial relationship with the Corporation, the primary purpose of which is not to raise capital, and (b) as consideration for mergers or consolidations or acquisitions of businesses or their tangible or intangible assets, other than transactions in which cash or cash equivalents represent a majority of the assets acquired; (7) in connection with leases; and (8) to former employees in satisfaction of severance obligations of the Corporation.

(D)           “First Issue Date” means the date on which the first shares of Series A Preferred are issued.

(E)           “Minimum Conversion Price” means (1) if approved by the shareholders (and such approval is sufficient, under the rules and regulations of the Principal Market, to permit the conversion of Series A Preferred at a conversion price not less than par value), the par value of the Common Stock, or (2) if otherwise, the Issue Date Market Price.

(e)           Computation and Notice.  Upon the occurrence of each adjustment of any Conversion Price pursuant to this Section 6, the Corporation will promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred affected thereby a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.

(f)           No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or this Certificate of Designations or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred against impairment.

7.           Call and Redemption Rights.  Subject to the limitations set forth in Section 8, the shares of Series A Preferred will be subject to call and redemption as follows:

All (but not less than all) of the outstanding shares of Series A Preferred Stock may be called at any time by the Corporation within ten (10) years, but not prior to two (2) years after issuance and shall be surrendered by the holders of such shares upon at least thirty (30) days prior notice to such holders and upon the payment, on the appropriate date prescribed in such notice, of one hundred percent (100%) of Redemption Value, which is One Dollar ($1.00) per share, plus an amount equal to all unpaid dividends thereon (up to and including the date fixed for redemption).  The holders of Series A Preferred shall be entitled to look solely to the assets of the Corporation for redemption proceeds.

8.           Voting Rights.  The holders of Series A Preferred will have voting rights as follows:

(a)           Voting Together With Common Stock.  The holder of each share of Series A Preferred issued and outstanding will have the right to one vote for each share of Common Stock into which such share of Series A Preferred could be converted on the record date for the vote or consent of stockholders.  Each holder of shares of Series A Preferred will be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.  The holders of Series A Preferred will vote with the holders of the Common Stock (and the holders of shares of the Series A Preferred will have voting rights and powers equal to those of the holders of the Common Stock) upon all matters upon which holders of Common Stock have the right to vote, except those matters required by law, the Certificate of Incorporation or this Certificate of Designations to be submitted to a class or series vote.  Fractional votes will not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Series A Preferred held by each holder could be converted) will be rounded to the nearest whole number (with one-half being rounded upward).

(b)           Special Voting Rights of the Series A Preferred.  The Corporation will not take any of the following actions without first obtaining the approval (by vote or written consent in the manner provided by law) of the holders of at least a majority of the total number of shares of Series A Preferred then outstanding, voting separately as a class:

(i)           any amendment or alteration of or addition to the Certificate of Incorporation or this Certificate of Designations that has an adverse affect on the rights, preferences or privileges of the Series A Preferred;

(ii)           a Liquidation.

9.           Notices.  All notices, demands and other communications hereunder must be in writing and will be deemed to have been duly given if delivered by hand or when sent by facsimile transmission (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (a) in the case of a holder of the Series A Preferred, to such holder’s address of record and (b) in the case of the Corporation, to the Corporation’s principal executive offices to the attention of the Corporation’s Secretary.

 IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its Chief Executive Officer on this 22nd day of March, 2006.

By:	/s/ Julian Ross
Julian Ross
OxySure Systems, Inc.